Exhibit 10.1

PEOPLES BANCORP INC.
2011 MANAGEMENT TRANSITION BONUS PLAN

1.00           Overview

The purpose of this Plan is to assist the Company and its Subsidiaries in the retention of key employees through the payment of Management Transition Bonuses to those key employees who become Participants, subject to the terms and conditions described herein.

2.00           Definitions

2.01        Affiliate.  Any entity that is controlled by the Company.

2.02
Award Agreement.  The agreement between the Company and a Participant setting forth the amount of any Management Transition Bonus and containing such other terms and conditions as are not inconsistent with this Plan.

2.03	Board. The Board of Directors of the Company.

2.04
Cause.  As defined in any written agreement between the Participant and the Company or any Affiliate or, if there is no written agreement, one or more of the following acts of the Participant: (a) gross negligence or gross neglect of duties; or (b) commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Participant's employment or service, as the case may be, with the Company or any Affiliate; or (c) fraud, disloyalty, dishonesty or willful violation of any law, rule or regulation or significant Company policy committed in connection with the Participant's employment or provision of services, as the case may be; or (d) issuance of an order for removal of the Participant by any agency which regulates the activities of the Company or any Affiliate.

2.05	Compensation Committee. The Compensation Committee of the Board.

2.06        Company.  Peoples Bancorp Inc. or any successor.

2.07	Company Stock. The common shares of the Company.

2.08	Disability. As defined in the Company’s long-term disability plan, regardless of whether the Participant is a participant in such long-term disability plan.

2.09	Fair Market Value. As defined in the Peoples Bancorp. Inc. Amended and Restated 2006 Equity Plan.

2.10	Participant. Any employee of the Company or an Affiliate designated by the Board for participation in this Plan pursuant to Section 3.00.

2.11	Plan. The Peoples Bancorp Inc. 2011 Management Transition Bonus Plan, as it may be amended from time to time.

2.12	Management Transition Bonus. The bonus payable to each Participant pursuant to Section 4.00.

2.13	TARP. The Troubled Assets Relief Program established pursuant to the Emergency Economic Stabilization Act of 2008, as amended by the American Reinvestment and Recovery Act of 2009.

3.00           Participation

The Compensation Committee shall designate those employees of the Company and/or its Subsidiaries who are eligible to participate in this Plan.  As a condition to becoming a Participant, any employee designated as eligible for participation must sign and return an Award Agreement to the Company agreeing to be bound by the terms of this Plan and such other terms and conditions as the Compensation Committee may prescribe that are not inconsistent with the terms of this Plan.

4.00           Management Transition Bonus

4.01	Amount. Subject to the terms of the Plan, each Participant shall be entitled to a Management Transition Bonus in an amount described in such Participant’s Award Agreement.

4.02	Payment. Payment of the Management Transition Bonus shall be made in a single lump sum cash payment, net of all applicable taxes, on December 30, 2011.

4.03
Forfeiture.  Except as set forth in Section 4.04, if a Participant terminates employment with the Company and all of its Subsidiaries for any reason prior to December 30, 2011, the Participant shall forfeit any right to payment of the Management Transition Bonus, except as otherwise determined by the Compensation Committee.

4.04
Effect of Death, Disability or Involuntary Termination.  Notwithstanding Section 4.03, any Participant whose termination of employment is as a result of the Participant’s death or Disability prior to December 30, 2011, or who is involuntarily terminated by the Company and/or an Affiliate other than for Cause, shall receive payment of the Management Transition Bonus in a single lump sum, net of all applicable taxes, within 30 days following the date of death, Disability or involuntary termination other than for Cause.

4.05
Application of TARP.  A Participant who becomes subject to the prohibition described in 31 C.F.R. §30.10(a) (or any other prohibition on the receipt of a Management Transition Bonus due to the Company’s participation in any other program established or sponsored by any governmental body or regulatory agency having jurisdiction over the Company or any Affiliate employing one or more Participant), shall receive an award of restricted stock pursuant to the Peoples Bancorp Inc. Amended and Restated 2006 Equity Plan consisting of a number of shares of restricted stock determined by dividing the Management Transition Bonus that the Participant otherwise would have received by the Fair Market Value of a share of Company Stock on the grant date.  The grant date of the restricted stock shall be the date this Plan is adopted by the Compensation Committee and shall vest and become transferable in accordance with 31 C.F.R. §30.10(e) (or the provisions of such other program in which the Company is participating).

5.00 Administration

This Plan shall be administered by the Compensation Committee.  The Compensation Committee shall have the power and authority to interpret this Plan, determine all questions arising in the administration, interpretation and application of this Plan, and take all other necessary and proper actions to fulfill its duties under this Plan, in the Compensation Committee’s sole and absolute discretion.  All decisions, determinations and interpretations of the Compensation Committee shall be final, conclusive and binding upon all parties having an interest in this Plan.

6.00           Amendment and Termination

The Company may, at any time, in the Company’s sole discretion, amend, modify, suspend or terminate this Plan in whole or in part; provided, however, that no such amendment, modification, suspension or termination shall have any retroactive effect to reduce or eliminate the amount of a Participant’s Management Transition Bonus.

7.00             Miscellaneous

7.01
No Guarantee of Employment.  The adoption and maintenance of this Plan shall not be deemed to constitute a contract of employment or otherwise between the Company or any Affiliate and any employee or Participant, or to be consideration for, or an inducement or condition of, employment.  Nothing contained herein shall be deemed to give any employee or Participant or other person the right to be retained in the service of the Company or an Affiliate or to interfere with the right of the Company or an Affiliate (which right is expressly reserved) to discharge, with or without Cause, any employee or Participant at any time.

7.02
Governing Law. This Plan, any Award Agreements and other documents associated with this Plan shall be governed by and construed in accordance with the laws of the United States and, to the extent applicable, the laws of the State of Ohio, excluding any conflicts of law principles.

7.03	Headings. Headings and subheadings in this Plan are inserted for convenience of reference only. They constitute no part of this Plan.

7.04
Invalid Provision. If any provision of this Plan is held to be illegal or invalid for any reason, this Plan shall be construed and enforced as if the offending provision had not been included in this Plan.  However, that determination shall not affect the legality or validity of the remaining provisions of this Plan.